Exhibit 99.1

La Jolla Pharmaceutical Company Announces First-Quarter 2013

Financial Results and Highlights Recent Corporate Progress

SAN DIEGO, CA. – (MARKETWIRE-May 13, 2013) – La Jolla Pharmaceutical Company (OTCBB: LJPC) (the “Company” or “La Jolla”), a leader in the development of therapeutics targeting galectin proteins, today reported the financial results for the three months ended March 31, 2013 and highlighted recent corporate progress.

“We achieved several critical objectives in the first quarter of 2013, highlighted by the rapid completion of our Phase 1 clinical study of GCS-100 in chronic kidney disease (“CKD”) patients,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “Overall, we have made substantial progress advancing our clinical and pre-clinical programs in a rapid yet cost effective manner.”

Recent Accomplishments

•	Reached agreement with FDA on the proposed IND submission for LJPC-501 in hepatorenal syndrome (March 4, 2013)

•	Started quotation on the OTCBB (April 3, 2013)

•	Received an “Orphan Drug Designation” for LJPC-6417 from the Food and Drug Administration (April 18, 2013)

•	Completion of Phase 1 portion of the Phase 1/2 clinical trial with GCS-100 for the treatment of CKD (May 6, 2013)

Upcoming Milestones

•	Phase 1 results of GCS-100 in CKD

•	Initiation of the Phase 2 portion of the clinical trial of GCS-100 for the treatment in CKD

•	Filing of an IND with the FDA for LJPC-501

•	Initiation of a Phase 1 clinical trial with LJPC-501 in HRS

Results of Operations

La Jolla’s comprehensive net loss attributable to common stockholders for the first quarter of 2013 was $4.3 million, or $0.25 per share, compared to a comprehensive net income attributable to common stockholders of $5.1 million, or $2.44 per share, for the first quarter of 2012. Comprehensive net loss attributable to common stockholders was higher in the first quarter of 2013 primarily due to the impact of stock compensation and personnel expenses, and increased spending on the clinical development of the pipeline.

At March 31, 2013, the Company had $2.7 million in cash, as compared to $3.4 million of cash at December 31, 2012. At March 31, 2013, the Company had positive working capital of $2.5 million, compared to negative working capital of $5.2 million at March 31, 2012. The Company believes that its current cash resources are sufficient to fund planned operations for at least the next 12 months.

About GCS-100

GCS-100 is a complex polysaccharide derived from pectin that binds to, and blocks the activity of, galectin-3, a type of galectin. Over-expression of galectin-3 has been implicated in a number of human diseases, including chronic organ failure and cancer. This makes modulation of the activity of galectin-3 an attractive target for therapy in these diseases.

About LJPC-501

LJPC-501 is a peptide agonist of the renin-angiotensin system that acts to help the kidneys balance body fluids and electrolytes. Studies have shown that LJPC-501 may improve renal function in patients with HRS.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapeutics for chronic organ failure and cancer. GCS-100, the Company’s lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. For more information on the Company please visit http://www.ljpc.com.

(financial tables follow)

La Jolla Pharmaceutical Company

Unaudited Condensed Statements of Comprehensive (Loss) Income

(In thousands, except per share amounts)

	Three months ended March 31,
	2013	2012
Expenses:
Research and development	$655	$34
General and administrative	3,548	637

Total expenses	4,203	671
Loss from operations	(4,203)	(671)
Other income (expenses):
Adjustments to fair value of derivative liabilities	—	5,954
Other income (expense), net	1	1

Net (loss) income	(4,202)	5,284
Preferred stock dividends earned, net of forfeits	(93)	(186)
Comprehensive net loss attributable to common stockholders	$(4,295)	5,098

Net (loss) income per share basic	$(0.25)	$2.44

Net (loss) income per share diluted	$(0.25)	$0.00

Shares used in computing basic net (loss) income per share	17,521	2,092

Shares used in computing diluted net (loss) income per share	17,521	5,472,245

La Jolla Pharmaceutical Company

Unaudited Condensed Balance Sheets

(In thousands, except share and par value amounts)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$2,700	$3,405
Restricted cash	37	—
Prepaids and other current assets	76	25

Total current assets	2,813	3,430

	$2,813	$3,430

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$69	$92
Accrued expenses	176	107
Accrued payroll and related expenses	26	17

Total current liabilities	271	216
Commitments
Stockholders’ equity:
Common stock, $0.0001 par value; 12,000,000,000 shares authorized, 18,881,242 and 14,267,383 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	2	1
Series C-1[2] convertible preferred stock, $0.0001 par value; 11,000 shares authorized, 5,780 and 5,792 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	5,780	5,792
Series C-2[2] convertible preferred stock, $0.0001 par value; 22,000 shares authorized, 500 and 500 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	500	500
Series D-1[2] convertible preferred stock, $0.0001 par value; 5,134 shares authorized, 4,608 and 4,615 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	4,608	4,615
Additional paid-in capital	443,221	439,672
Accumulated deficit	(451,569)	(447,366)

Total stockholders’ equity	2,542	3,214

	$2,813	$3,430

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), all of which are available free of charge on the SEC’s web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100 and LJPC-501, the success and timing of future preclinical and clinical studies of these compounds, and potential indications for which GCS-100 and LJPC-501 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company’s reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact

George F. Tidmarsh, M.D., Ph.D.

President & Chief Executive Officer

La Jolla Pharmaceutical Company

Phone: (858) 207-4264

Email: GTidmarsh@ljpc.com

and

Chester S. Zygmont, III

Director of Finance

La Jolla Pharmaceutical Company

Phone: (858) 207-4262

Email: czygmont@ljpc.com